Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement

CHINA UNICOM LIMITED

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of December 2003.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of December 2003.

Operational Statistics for the month of December 2003 and the comparative figures for the previous month are as follows:-

		December 2003	November 2003
1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	63.923 million	63.108 million
	• Post-paid Subscribers	32.458 million	32.340 million
	• Pre-paid Subscribers	31.465 million	30.768 million
	Aggregated Net Addition in 2003 of GSM Cellular Service Subscribers	10.458 million	9.643 million
	• Post-paid Subscribers	2.740 million	2.622 million
	• Pre-paid Subscribers	7.718 million	7.021 million
	Aggregated Number of CDMA Cellular Service Subscribers	16.910 million	15.746 million
	• Post-paid Subscribers	16.046 million	15.085 million
	• Pre-paid Subscribers (Note 3)	0.864 million	0.661 million
	Aggregated Net Addition in 2003 of CDMA Cellular Service Subscribers	10.665 million	9.502 million
	• Post-paid Subscribers	9.801 million	8.841 million
	• Pre-paid Subscribers (Note 3)	0.864 million	0.661 million
2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2003 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	8.4438 billion	7.2328 billion
	• Domestic Long Distance	8.3129 billion	7.1197 billion
	• International, Hong Kong, Macau & Taiwan Long Distance	0.1309 billion	0.1131 billion
	Aggregated Usage Volume in 2003 of Outgoing Calls of IP Telephone (minutes)	11.3915 billion	10.2276 billion
	• Domestic Long Distance	11.2481 billion	10.0947 billion
	• International, Hong Kong, Macau & Taiwan Long Distance	0.1434 billion	0.1329 billion
3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	12.432 million	12.100 million
4.	PAGING SERVICES:
	Aggregated Number of Paging Subscribers	8.560 million	9.313 million

Notes:

1.                  All the Aggregated Numbers recorded for the months of November 2003 and December 2003 are aggregated data reported at 24:00 on 30 November 2003 and 31 December 2003 respectively.

2.                  The accounting periods of all Aggregated Net Additions in 2003 and all Aggregated Usage Volumes in 2003 for the months of November and December 2003 are the period commencing from 0:00 on 1 January 2003 to 24:00 on 30 November 2003 and the period commencing from 0:00 on 1 January 2003 to 24:00 on 31 December 2003 respectively.

3.                  CDMA prepaid service was only launched in July 2003. Up to December 2003, CDMA prepaid service has already been launched in cities and provinces including Beijing, Tianjin, Hebei, Shanghai, Jilin, Heilongjiang, Anhui, Jiangxi, Henan, Shandong, Hubei, Guangdong, Guangxi, Chongqing, Sichuan, Shaanxi and Xinjiang.

4.                  As the Shanghai Stock Exchange will be closed for the period from 19 January 2004 to 28 January 2004, China United Telecommunications Corporation Limited, the Company’s indirect holding company, discloses the operational statistics today which is earlier than the usual practice. In order to ensure the unification of information disclosure, the Company also discloses the same statistics today.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of November and December 2003 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 15 January 2004